Exhibit 99.1
GAYLORD ENTERTAINMENT TO SELL ITS
STAKE IN BASS PRO GROUP
Nashville, Tenn. (April 3, 2007) — Gaylord Entertainment (NYSE: GET) (the “Company”) today announced that the Company and its wholly owned subsidiary, Gaylord Hotels, Inc. (“Gaylord Hotels” and together with the Company, “Gaylord”), have entered into an agreement for the sale of all of their interest in Bass Pro Group, LLC for $222 million. Bass Pro Group, LLC will purchase all equity interests currently owned by Gaylord pursuant to a Common Unit Repurchase Agreement among Bass Pro Group, LLC, Gaylord Entertainment, Gaylord Hotels and, for the limited purposes set forth therein, American Sportsman Holdings Co., JLM Partners, LP, KB Capital Partners, LP, certain subsidiaries of Bass Pro Group, and certain other parties.
The transaction is expected to close during the second quarter of calendar year 2007, and is subject to customary closing conditions, including financing. Goldman, Sachs & Co. is acting as financial adviser to Bass Pro Group. Gaylord Entertainment and Bass Pro Group have agreed to enter into joint marketing agreements that will continue following the closing.
“We have been quite pleased with our investment in what has become the premier brand in outdoor sporting goods. Our shareholders have reaped strong returns from this investment,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “We have said before that we would consider selling our stake in this business and doing so at this time is consistent with our strategy to direct Gaylord’s full resources to our robust and growing hotel business, where there continues to be a great amount of opportunity for further growth. The net proceeds from this sale will be appropriately directed to our hotel business so that we can further solidify its full potential. We are also excited to announce that Bass Pro Group will become a sponsor of the Grand Ole Opry under a five-year agreement and we look forward to the benefits of advertising through Bass Pro Group’s strong marketing channels.”
About Gaylord Entertainment:
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands — Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation’s largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the company, visit www.gaylordentertainment.com.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Key Foster, VP Treasury, Strategic
Planning & Investor Relations	Josh Hochberg
Gaylord Entertainment	Sloane & Company
(615) 316-6132	(212) 446-1892
kfoster@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director	Brian Abrahamson
Investor Relations	Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6572	(615)316-6302
rtanner@gaylordentertainment.com	babrahamson@gaylordentertainment.com